SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT is made and entered into this 23rd day of December, 2015, by and among Embassy Bank for the Lehigh Valley (hereinafter referred to as the “Bank”), a bank organized and existing under the laws of Pennsylvania, and James R. Bartholomew (hereinafter referred to as the “Employee”).

WHEREAS, the Employee has performed his duties in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Employee; and

WHEREAS, the Board of Directors of the Bank has approved the adoption of a Supplemental Executive Retirement Plan as described in this Agreement (the “Plan”); and

WHEREAS, the Employee has been selected to participate in the Plan; and

WHEREAS, the Bank and the Employee are parties to an Amended and Restated Supplemental Benefit Plan Agreement dated November 19, 2010 (the “Original Agreement”); and

WHEREAS, the Bank desires to provide Employee with supplemental benefits in addition to those provided in the Original Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.Normal Retirement Supplemental Pension

a.The Bank hereby agrees with the Employee that the Employee may retire upon attaining age seventy (70), such age hereinafter being called the “Normal Retirement Age.”

b.Upon the Employee’s retirement on or after Normal Retirement Age, the Bank shall pay the Employee a supplemental annual pension equal to $7,500, such amount being referred to herein as the “Normal Retirement Supplemental Pension,” payable in equal monthly installments and continuing for a period of fifteen (15) years.

2.Early Retirement or Termination

a.If the Employee retires or his or her employment with the Bank is otherwise terminated subsequent to attaining age sixty-sixty (66), but prior to attaining Normal Retirement Age, then the Bank shall pay the Employee a supplemental annual pension in the amount indicated on the following schedule, payable in equal monthly installments and continuing for a period of fifteen (15) years:

Age of Employee on Effective Date of Early Retirement or Termination	% of Normal Retirement Supplemental Pension
67	50%
68	60%
69	80%
70	100%

3.Death or Disability

a.Upon the death of the Employee while actively employed, the Bank shall pay to the Employee’s designated beneficiary the Normal Retirement Supplemental Pension, payable in equal monthly installments commencing on the first business day of the month following the month in which the Employee dies and continuing for a period of fifteen (15) years.

b.Upon the death of the Employee while receiving any supplemental pension benefits as provided in this Agreement, the Bank shall pay to the Employee’s designated beneficiary the remaining payments which would have otherwise been due the Employee.

c.If the Employee becomes permanently “disabled” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and ceases employment with the Bank as a result of such disability, the Employee will be treated as actively employed, for purposes of this Agreement, while such disability continues.  In such event, the Bank shall pay to the Employee the Normal Retirement Supplemental Pension in equal monthly installments commencing upon the Employee’s attainment of Normal Retirement Age and continuing for a period of fifteen (15) years.

d.If the Employee shall have failed to make an effective designation of beneficiary, or if the individual or individuals so designated shall die prior to receiving all payments required to made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Employee’s surviving spouse, second the Employee’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Employee if there are neither a surviving spouse nor surviving children.

4.Assignment

Except as otherwise provided herein, it is understood that neither the Employee, nor any person designated by him pursuant to this Agreement, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.  If such assignment or transfer is attempted, the Bank may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Employee’s employer.  This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Employee’s employer to discharge the Employee or restrict the right of the Employee to terminate his or her employment.

6.Non-Trust or Fiduciary Obligation

a.The rights of the Employee under this Agreement and of any beneficiary of the Employee or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Bank.  Any insurance policy on the life of the Employee or any other asset acquired by the Bank in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Employee or his or her beneficiaries or to be security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

b.Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Employee or his or her beneficiaries.

7.Change of Control

a.If the Employee’s employment with the Bank is involuntarily terminated within two years after a “Change in Control” (as defined below) of the Employee’s employer, payment hereunder will commence immediately in an amount equal to the amount which would have been payable as though Employee retired from service with the Bank upon attaining Normal Retirement Age.

b.As used herein, the term “Change of Control” shall mean a change in the ownership or effective control applicable to the Bank or Embassy Bancorp, Inc., as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended.

8.Arbitration

a.Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Rules of the American Arbitration Association, and judgment upon the award rendered by an arbitrator may be entered in any court having jurisdiction thereof.

b.The parties hereby submit themselves and consent to the jurisdiction of the Courts of the Commonwealth of Pennsylvania and further consent that any process or notice of motion, or other application of the Court, or any Judge thereof, may be served outside the

Commonwealth of Pennsylvania by certified mail or by personal service provided that a reasonable time for appearance is allowed.  The arbitrators in any such controversy shall have no authority or power to modify or alter any express condition or provision of this Agreement or to render an award which has the effect of altering or modifying any express condition or provision hereof.

9.Excise Tax Adjustment

Should the total of all amounts or benefits payable under this Agreement, together with any other payments which Employee has a right to receive from the Bank, any affiliates or subsidiaries of the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code (or any successor thereto), Employee shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Employee will be in the same after-tax position as if no excise tax had been imposed.  Any payment or benefit which is required to be included under Sections 280G or 4999 of the Internal Revenue Code (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment “made to Employee” or a payment “which Employee has a right to receive” for purposes of this provision.  The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Bank’s independent certified accountant and tax counsel and shall notify Employee of the amount of excise tax prior to the time such excise tax is due.  If at any time it is determined that the additional “excise tax” adjustment payment previously made to Employee was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Employee whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All amounts required to be paid pursuant to this paragraph shall be paid at the time any withholding may be required (or, if earlier, the time Employee shall be required to pay such amounts) under applicable law, and any additional amounts to which Employee may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Bank’s independent certified accountant provided, however, that any payments to be made under this paragraph shall in all events be made no later than the end of Employee’s taxable year next following the taxable year in which the Employee remits such excise tax payments.  The parties recognize that the actual implementation of the provisions of this paragraph are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

10.Competition after Termination of Employment

a.Forfeiture of Benefits.  Employee shall forfeit his right to any benefits under this Agreement and the Original Agreement if Employee, without the prior written consent of Bank, violates the restrictive covenant described in Section 10(b).

b.Non-Competition and Non Solicitation. Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and accordingly agrees that, during the period the Employee has the right to receive payment pursuant to this Agreement or the Original Agreement, Employee shall not:

(1)be engaged (other than by Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Bank or any of its subsidiaries are engaged during the period of Employee’s employment with the Bank, within fifty (50) miles of the Bank’s offices at 100 Gateway Drive, Hanover Township, Northampton County, Pennsylvania, (the “Non-Competition Area”) unless Employee exclusively performs all such activity outside of the Non-Competition Area; or

(2)provide financial or other assistance (other than through Bank) to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Bank or any of its subsidiaries is engaged as of the date of Employee’s termination of employment, in the Non-Competition Area; or

(3)other than on behalf of the Bank, solicit, directly or indirectly, current or former customers of the Bank or any of its subsidiaries in the Non-Competition Area; or

(4)other than on behalf of the Bank, solicit, directly or indirectly, current or former employees of the Bank or any of its subsidiaries.

c.Amendment of Restrictive Covenant. It is expressly understood and agreed that, although Employee and Bank consider the restrictions contained in Section 10(b) hereof reasonable for the purpose of preserving for Bank and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 10(b) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 10(b) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

d.Breach of Restrictive Covenant. The Employee acknowledges and agrees that any breach of the restrictions set forth in this Section 10(b) will result in irreparable injury to the Bank for which it shall have no meaningful remedy at law, and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof.  Upon obtaining any such final and nonappealable injunction, the Bank shall be entitled to pursue reimbursement from the Employee and/or the Employee’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction.  In addition, the Bank shall be entitled to pursue reimbursement from the Employee and/or the Employee’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Bank by Employee.  Further, the Bank shall be entitled to set off against or obtain reimbursement from Employee of any payments owed or made to the Employee hereunder.

e.This Section 10 shall not apply following a Change in Control.

11.Miscellaneous Provisions

a.Notwithstanding anything in this Agreement to the contrary, if Employee is determined to be a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended), payments to such Employee pursuant to this Agreement, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.   The Bank agrees to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to this Section 11(a) in accordance with Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Employee, the “identification date” (as defined in Section 409A) shall be December 31.

b.This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.

c.This instrument contains the entire Agreement of the parties.  It may be amended only by a writing signed by both of the parties hereto.

d.This Agreement shall be governed and construed in accordance with the law of the Commonwealth of Pennsylvania.

e.The Bank intends in good faith that this plan comply with Section 409A of the Internal Revenue Code of 1986, as amended.  To the extent any provision of this Agreement is deemed inconsistent with that section, said provision in hereby expunged and the Agreement shall be deemed amended to comply with said law and the Bank shall take such steps as to amend the Agreement so that it complies in form with Section 409A.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by it duly authorized officer, on the day and year first above written.

WITNESS:EMPLOYEE:

/s/ Judith A. Hunsicker                             /s/ James R. Bartholomew

Judith A. Hunsicker          James R. Bartholomew

ATTEST:EMBASSY BANK FOR THE LEHIGH VALLEY

/s/ Judith A. Hunsicker               By: /s/ David M. Lobach, Jr.

Judith A. Hunsicker        Name: David M. Lobach, Jr.

                Title:   Chairman, CEO & President